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EXHIBIT 11.1


                               BSQUARE CORPORATION
              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                    (in thousands, except per share amounts)

        The following table provides a reconciliation of the numerators and denominators used in calculating basic and diluted earnings per share for the three-month periods ended March 31, 2000 and 1999:

                                                                              Three Months
                                                                             Ended March 31,
                                                                         2000             1999
                                                                       --------         --------
Net income (numerator diluted)                                         $    995         $    429
    Less:  Accretion of mandatorily redeemable
        Convertible preferred stock                                          --              (30)
                                                                       --------         --------
Net income available to common shareholders (numerator basic)          $    995         $    399
                                                                       ========         ========

Shares (denominator basic):
    Weighted average common shares outstanding                           32,566           18,458
                                                                       ========         ========

Basic earnings per share                                               $   0.03         $   0.02
                                                                       ========         ========

Shares (denominator diluted) (1):
    Weighted average common shares outstanding                           32,566           18,458
    Mandatorily redeemable convertible preferred stock                       --            8,333
    Common stock equivalents                                              3,062            1,677
                                                                       --------         --------
    Weighted average common shares and equivalents outstanding           35,628           28,468
                                                                       ========         ========

Diluted earnings per share                                             $   0.03         $   0.02
                                                                       ========         ========


(1) Share amounts presented for 1999 give effect to the issuance of 261,391 shares to the former shareholders of BlueWater Systems to effect its acquisition by BSQUARE. The transaction was accounted for as a pooling of interests.



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